Exhibit 99

NEWS RELEASE

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	August 7, 2007
(218) 628-2217
IKONICS EARNS $0.16 PER SHARE ON RECORD SALES and WILL RESUME SHARE REPURCHASE PROGRAM
DULUTH, MN — IKONICS Corporation, a Duluth based imaging technology company, announced today earnings for the second quarter of 2007 of $331,000 or $0.16 per share compared to $0.17 per share for the second quarter of 2006. Sales were a record $4,375,000, a 7% increase over the same period in 2006 and a 25% increase over the first quarter of 2007. Sales growth in 2007 is mainly attributable to image mate™ shipments. The image mate™ brand was acquired in December 2006.
IKONICS CEO, Bill Ulland, said, “I’m pleased with the 25% sales increase from the first quarter of 2007. Earnings for the second quarter of 2007 lagged the record sales primarily due to rising raw material prices, costs associated with our new growth initiatives, a new rented warehouse necessitated by the image mate™ acquisition and expenses related to a bi-annual international screen print trade show.”
“We are taking action on pricing to offset our increased manufacturing costs, but fixed and development costs need to be offset through growth,” he added – “Toward that end, we continue to push our digital texturing and photo-machining projects. During the quarter, we ordered a prototype production machine for digital texturing, acquired high volume production equipment for photo-machining and are adding staff.”
IKONICS also announced today that it is resuming its previously-announced share repurchase program. The company has a current board authorization to repurchase up to 150,000 shares of which a total of 99,993 have previously been purchased. Shares may be purchased in the open market or directly from shareholders who contact the company in privately negotiated transactions.
This press release contains forward-looking statements regarding sales, net earnings, and new products that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the Company’s Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

IKONICS Corporation
Condensed STATEMENTS OF OPERATIONS (unaudited)
For the Three Months and Six Months Ended June 30, 2007 and 2006

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Net Sales	$4,374,677	$4,099,674	$7,882,444	$7,471,474
Costs and expenses	3,934,716	3,625,112	7,446,150	6,874,909

Income from operations	439,961	474,563	436,294	596,565
Gain on sale of investment	—	—	55,159	—
Interest income	36,724	26,359	69,631	50,147

Income before income taxes	476,685	500,922	561,084	646,712
Federal and state Income tax expense	145,283	153,453	90,585	200,941

Net income	$331,402	$347,469	$470,499	$445,771

Earnings per common share-diluted	$0.16	$0.17	$0.23	$0.22

Average shares outstanding-diluted	2,064,698	2,048,958	2,056,762	2,030,068
Condensed Balance Sheets
As of June 30, 2007 and December 31, 2006

	6/30/07	12/31/06
	(unaudited)
Assets
Current assets	$8,631,849	$8,229,210
Property, plant and equipment, net	1,289,568	991,920
Investment in non-marketable equity securities	855,201	988,910
Intangible assets	486,144	485,421
Deferred income taxes	48,000	48,000

	$11,310,762	$10,743,461

Liabilities and Stockholders’ Equity
Current liabilities	$995,481	$879,362
Long term debt	—	—
Stockholders’ equity	10,315,281	9,864,099

	$11,310,762	$10,743,461

CONDENSED STATEMENTS OF CASH FLOW (unaudited)
For Six Months Ended June 30, 2007 and 2006

	6/30/07	6/30/06
Net cash provided by operating activities	$857,280	$472,969
Net cash used in investing activities	(263,454)	(325,405)
Net cash provided by financing activities	95,719	223,047

Net increase in cash and cash equivalents	689,545	370,611
Cash and cash equivalents at beginning of period	3,428,186	3,412,072

Cash and cash equivalents at end of period	$4,117,731	$3,782,683